PART I.     FINANCIAL INFORMATION

Item 1.      FINANCIAL STATEMENTS

                       AJAY SPORTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                             June 30, 1999          December 31,
                                              (Unaudited)               1998
ASSETS                                       -------------          ------------

Current assets:
     Cash                                     $        463         $          6
     Marketable  securities                            484                  396
     Trade accounts receivable, net                  4,214                1,889
     Inventories                                     4,942                5,680
     Prepaid expenses and other                        821                  485
                                              ------------          ------------
                    Total current assets            10,924                8,456

Fixed assets, net                                    1,754                1,708
Other assets                                           145                  179
Deferred tax benefit                                 5,138                1,119
Goodwill                                             7,639                1,621
                                              ------------          ------------
                   Total assets               $     25,600         $     13,083
                                              ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Notes payable to banks                  $      8,695         $        195
      Current portion of capital lease                   4                    4
      Accounts payable                               3,134                2,225
      Accrued expenses                                 769                  380
                                              ------------          ------------
                    Total current liabilities       12,602                2,804

Notes payable to affiliates - long term              1,587                1,587
Notes payable to banks  -  long term                 7,138                5,951
Notes payable                                        2,070                    -
                                              ------------          ------------
                    Total  liabilities              23,397               10,342

Minority Interest in Subsidiary                         24                    -

Stockholders' equity:
      Preferred stock, 10,000,000 shares authorized,
          Series B, $0.01 par value, 12,500 shares
                outstanding at liquidation value     1,250                1,250
          Series C, $0.01 par value, 264,177 shares
               outstanding at stated value           2,642                2,642
          Series D, $0.01 par value, 6,000,000 shares   60                   60
      Common stock, $.01 par value 100,000,000 shares
               authorized, 3,956,815 shares outstanding 40                   40
Additional paid-in capital                          15,065               14,762
Accumulated deficit                                (16,984)             (16,006)
Accumulated unrealized (losses) gains on securities    106                   (7)
                                              ------------          ------------
    Total stockholders' equity                       2,179                2,741
                                              ------------          ------------
   Total liabilities and stockholders' equity $     25,600         $     13,083
                                              ============          ============




                       AJAY SPORTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                 Three Months              Six Months
                                                Ended June 30,           Ended June 30,
                                              1999         1998        1999         1998
                                            ------        ------      ------       ------

Net sales                                 $  4,560       $  8,991     $  8,823     $  16,589

Cost of sales                                4,043          7,335        7,638        13,665
                                          ---------      ---------    ---------    ----------
      Gross profit                             517          1,656        1,185         2,924

Selling, general and                           985          1,178        1,836         2,206
   administrative expenses                ---------      ---------    ---------    ----------

      Operating income                        (468)           478         (651)          718

Non-operating expense:
      Interest expense, net                    275            315          528           650
      Other, net                                44             38           70           (98)
                                          ---------      ---------    ---------    ----------
      Total non-operating expense              319            353          598           552
                                          ---------      ---------    ---------    ----------
Income (loss) before income taxes             (787)           125       (1,249)          166

Income tax expense (benefit)                  (275)             -         (275)            -
                                          ---------      ---------    ---------    ----------
Net income (loss)                         $   (512)      $    125     $   (974)    $     166
                                          =========      =========    =========    ==========
Basic and diluted earnings per share*     $   0.00       $   0.00     $   0.00     $    0.00
                                          =========      =========    =========    ==========
Weighted average common shares outstanding   3,957          3,879        3,957         3,879
                                          =========      =========    =========    ==========






* Computed by dividing net income or loss, after reduction for preferred stock dividends, by the weighted average number of common shares outstanding.



                                 AJAY SPORTS, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (IN THOUSANDS), (UNAUDITED) )



                                                                                Six    Months
                                                                               Ended  June  30,
                                                                          1999               1998
                                                                        --------           --------

Cash flows from operating activities:

     Net income  (loss)                                                 $  (974)           $  166
      Adjustments to reconcile to net cash flows from
      operating activities:
           Depreciation and amortization                                    196`               181
      Change in assets [(increase)/decrease] and
       liabilities [increase/(decrease)]:
           Trade accounts receivable, net                                (2,325)           (1,189)
            Inventories                                                     738               639
            Prepaid expenses and other current assets                      (336)              (68)
            Other assets                                                     34              (171)
            Deferred tax benefits                                        (4,019)                -
            Accounts payable                                                913              (676)
            Accrued expenses                                                389              (112)
            Goodwill                                                     (6,044)                -
                                                                        --------           -------
                   Net cash used in operating activities                (11,428)           (1,230)
                                                                        --------           -------
Cash flows from investing activities:
     Net Acquisitions of fixed assets                                      (215)              (75)
                                                                        --------           -------
                    Net cash used in investing activities                  (215)              (75)
                                                                        --------           -------
Cash flows from financing activities:
        Net change in notes payable to banks                              9,687              (163)
        Net proceeds from notes payable to  affiliates                        -             1,300
        Net proceeds from notes payable                                   2,070                 -
        Net change in marketable securities                                  97                 -
        Net proceeds from  minority interest in subsidiary                  246

                                                                        --------           -------
                     Net cash provided by  financing activities          12,100             1,137
                                                                        --------           -------
Net increase (decrease) in cash                                             457              (168)
Cash at beginning of period                                                   6               234
                                                                        --------           -------
Cash at end of period                                                   $   463            $   66
                                                                        ========           =======
Supplemental disclosures of cash flow information:
       Cash paid for interest                                           $   215            $  633
                                                                        ========           =======
       Cash paid for income tax                                               -                 -
                                                                        ========           =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


This report contains forward-looking statements including statements containing words such as "believes", "anticipates", "expects" and the like. All statements other than statements of historical fact included in this report are forward looking statements. The Company believes that its expectations reflected in its forward looking statements are reasonable, but it can give no assurance that the expectations ultimately will prove to be correct. Important factors including, without limitation, statements relating to planned acquisitions, development of new products, the financial condition of the Company, the ability to increase distribution of the Company's products, integration of businesses the Company has acquired, disposition of any current business of the Company, and the Company's relationship with Williams Controls, Inc., a related company, could cause the Company's actual results to differ materially from those anticipated in these forward-looking statements. The Company does not intend to update the forward looking statements contained in this report.


1.    BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by Ajay Sports, Inc. (the "Company") without audit and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, the financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999 and the results of operations for the three and six-month periods ended June 30, 1999 and 1998 and the cash flows for the same six-month periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC rules and regulations dealing with interim financial statements. However, the Company believes that the disclosures made in the condensed financial statements included herein are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

The interim period results are not necessarily indicative of results which may be expected for any other interim period or for the full year. Certain costs are estimated for the full year and allocated to interim periods based on activity associated with the interim period. Accordingly, such costs are subject to year end adjustment.

2.    INVENTORIES

The major classes of inventories (rounded to thousands) are as follows:


                           June 30,                  December 31,
                            1999                         1998
                          ---------                 --------------

Raw Materials              $ 1,320                     $ 1,493

Work in Process              1,146                       1,052

Finished Goods               2,476                       3,135
                          ---------                 ---------------
                           $ 4,942                     $ 5,680
                          =========                 ===============

3.    NOTES PAYABLE TO BANKS

On February 2, 1999, the Company entered an agreement with Wells for a seasonal over advance of up to $750,000 beginning February 2, 1999. Half of the over advance, or up to $375,000, initially was due to Wells on June 1, 1999 with the other half, or up to $375,000, due to Wells on July 1, 1999. The full amount of this over advance has been extended through August 1999. The interest rate on advances outstanding on the over advance is prime plus 2%. The terms and length of the over advance loan are currently being renegotiated with the objective of providing more availability of funds to the Company.

On June 23, 1999 the Company, through a newly formed subsidiary Pro Golf International, Inc. increased its borrowings by $8,500,000 with a 75 day bridge loan from Comerica Bank. The proceeds of this loan were used toward the purchase of 100% of the outstanding common stock of Pro Golf of America, Inc. Long-term financing is being arranged to replace this loan and is expected to be in place by the due date of the bridge loan.

4.    SEGMENT INFORMATION


The contribution to net sales, operating income (loss) and identifiable assets of the Company's industry segments for the quarter and six months ended June 30, 1999 and 1998 (unaudited) are as follows (in thousands):


----------------------------------------------------------------------------------------------------------------

                             Quarter Ended June 30, 1999
               --------------------------------------------------------------
                                                    GOLF
                                          ------------------------
                                           Mass         Specialty
                              Furniture    Merchant     Golf Stores      Franchise   Corporate      Consolidated

 Net Sales                    $   1,897    $   2,431    $    232                     $      -        $ 4,560

 Operating Profit/(Loss)             96         (198)       (112)                        (254)          (468)

 Total Assets                     3,095      9,739         1,682            12,308          -         25,600

 Depreciation/Amortization           30         58            13                            -            101

 Capital Expenditures                58         44             -                            -            102

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

                           Quarter Ended June 30, 1998
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                    GOLF
                                          ------------------------
                                           Mass         Specialty
                              Furniture    Merchant     Golf Stores      Franchise   Corporate      Consolidated



 Net Sales                   $    1,190 $    7,329      $      472                    $      -       $     8,991

 Operating Profit/(Loss)             39        745            (130)                         (176)            478

 Total Assets                     2,350     12,463           2,312                            -            17,125

 Depreciation/Amortization           23         55               2                            -                80

 Capital Expenditures                39         13               -                            -                52
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------



                         Six Months Ended June 30, 1999
------------------------------------------------------------------------------------------------------------------
                                                    GOLF
                                          ------------------------
                                           Mass         Specialty
                              Furniture    Merchant     Golf Stores      Franchise   Corporate      Consolidated


 Net Sales                    $   4,165   $  4,385         $    273                  $        -     $      8,823

 Operating Profit/(Loss)            412       (508)            (147)                       (408)            (651)

 Total Assets                     3,095      8,515            1,682       12,308              -           25,600

 Depreciation/Amortization           54        116               26                           -              196

 Capital Expenditures                77         44                -                           -              121
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                         Six Months Ended June 30, 1998
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


                                                    GOLF
                                          ------------------------
                                           Mass         Specialty
                              Furniture    Merchant     Golf Stores      Franchise   Corporate      Consolidated

 Net Sales                    $   2,950    $ 12,647         $ 992                    $      -       $     16,589

 Operating Profit/(Loss)            259       1,018          (240)                        (319)              718

 Total Assets                     2,350      12,463         2,312                           -             17,125

 Depreciation/Amortization           49         110            22                           -                181

 Capital Expenditures                62          13             -                           -                 75
---------------------------------------------------------------------------------------------------------------------


 The franchise segment is due to the acquisition of Pro Golf.



------------------------------------------------------------------------------
 5.   DIVIDENDS
------------------------------------------------------------------------------


Dividends on Series B and C Convertible Preferred Stock have not been declared for 1997, 1998 or 1999 due to unavailability of funds. Dividends are in arrears on Series B in the amount of $1,056,575 and on Series C in the amount of $708,262. Dividends are permitted to be paid under the credit agreement when sufficient funds become available.